Exhibit 99.1

ESSEX PROPERTY TRUST ANNOUNCES EXCHANGE OFFERS AND CONSENT SOLICITATIONS RELATING TO SENIOR NOTES PREVIOUSLY ISSUED BY BRE PROPERTIES, INC.

Palo Alto, California—March 5, 2014—Essex Property Trust, Inc. (NYSE: ESS), a Maryland corporation (“Essex”), today announced that its operating partnership, Essex Portfolio, L.P., a California limited partnership (“EPLP”), commenced exchange offers to exchange any and all of the 5.500% Senior Notes due 2017 (CUSIP No. 05564E BK1) (the “Existing 2017 Notes”), 5.200% Senior Notes due 2021 (CUSIP No. 05564E BL9) (the “Existing 2021 Notes”) and 3.375% Senior Notes due 2023 (CUSIP No. 05564E BM7) (the “Existing 2023 Notes” and, collectively with the Existing 2017 Notes and the Existing 2021 Notes, the “Existing Notes”) issued by BRE Properties, Inc., a Maryland corporation (“BRE”), which in accordance with the merger agreement, dated December 19, 2013, between Essex and BRE, is expected to be merged into a wholly owned subsidiary of Essex (the “BRE Merger”), for EPLP’s new 5.500% Senior Notes due 2017 (the “New 2017 Notes”), 5.200% Senior Notes due 2021 (the “New 2021 Notes”) and 3.375% Senior Notes due 2023 (the “New 2023 Notes” and, collectively with the New 2017 Notes and the New 2021 Notes, the “New Notes”), respectively, each guaranteed by Essex and each with registration rights (collectively, the “Exchange Offers”).

Simultaneously with the commencement of the Exchange Offers, EPLP, on behalf of BRE, is also soliciting consents (the “Consent Solicitations”) from holders of each series of Existing Notes to amend the indenture governing each series of Existing Notes to eliminate substantially all of the restrictive and affirmative covenants, eliminate an event of default provision, and modify certain other provisions.

The Exchange Offers and Consent Solicitations are subject to a number of conditions, including the valid receipt of consents from the holders of at least a majority of the outstanding aggregate principal amount of each series of Existing Notes, the consummation of the BRE Merger, and other customary closing conditions.  The closing of the BRE Merger, however, is not conditioned upon the consummation of the Exchange Offers.

Existing Notes tendered at or prior to 5:00 p.m., New York City time, on March 18, 2014 (the “Early Participation and Consent Date”), will be eligible to receive the total exchange consideration, which is equal to the exchange consideration plus an early participation premium. After the Early Participation and Consent Date, but at or prior to the Expiration Date (as defined below), Existing Notes tendered will be eligible to receive only the exchange consideration. The Exchange Offers will expire at 11:59 p.m., New York City time, on April 1, 2014, unless extended by EPLP (such date and time, as they may be extended, the “Expiration Date”). Tenders of Existing Notes submitted in the Exchange Offers may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on March 18, 2014 (the “Withdrawal Deadline”), but will thereafter be irrevocable unless withdrawal rights are subsequently required by law. Eligible holders should refer to the offering memorandum and consent solicitation statement, dated March 5, 2014, for further details and the terms and conditions of the Exchange Offers and Consent Solicitations.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The following table sets forth the exchange consideration, the early participation premium and the total consideration for each series of Existing Notes:

		Aggregate Principal	Exchange Consideration (1)	Early Participation Premium (1)		Total Exchange Consideration (1)(2)
Title of Security	CUSIP No.	Amount Outstanding	Notes	Notes	Cash	Notes	Cash
5.500% Senior Notes due 2017	05564E BK 1	$300,000,000	$970	$30	$2.50	$1,000	$2.50

5.200% Senior Notes due 2021	05564E BL 9	$300,000,000	$970	$30	$2.50	$1,000	$2.50

3.375% Senior Notes due 2023	05564E BM 7	$300,000,000	$970	$30	$2.50	$1,000	$2.50

(1)	For each $1,000 principal amount of Existing 2017 Notes, Existing 2021 Notes and Existing 2023 Notes, as the case may be, in each case, subject to rounding down to $2,000 or the nearest integral multiple of $1,000 in excess thereof.
(2)	Includes the Early Participation Premium.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is neither an offer to sell, nor the solicitation of an offer to buy, nor a solicitation of consents with respect to any securities, nor shall there be any sale of the New Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The New Notes will be offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act in reliance on the exemption provided by Section 4(a)(2) of the Securities Act or outside the United States to institutions other than “U.S. persons” pursuant to Regulation S under the Securities Act (collectively, “eligible holders”). Documents relating to the Exchange Offers will only be distributed to eligible holders who properly complete and return a letter of eligibility confirming that they are within the category of eligible holders for the private Exchange Offers. Eligible holders who desire a copy of the letter of eligibility should contact D.F. King & Co., Inc., the information agent for the Exchange Offers, at (800) 967-4607 (U.S. toll-free) or (212) 269-5550 (collect) or access the letter of eligibility at www.dfking.com/BRE.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 400 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 163 apartment communities with an additional 11 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

Contact Information
Barb Pak
Director of Investor Relations
(650) 494-3700
bpak@essexpropertytrust.com